Exhibit 99.1
McCLEAN APPOINTED PRESIDENT AND CHIEF OPERATING OFFICER OF CMC
     Irving — January 26, 2006 — Stanley A. Rabin, Chairman of the Board and Chief Executive Officer of Commercial Metals Company (CMC: NYSE) announced today the CMC Board of Directors has named Murray R. McClean as President. Mr. McClean formerly was Executive Vice President and Chief Operating Officer. He will continue in the capacity of Chief Operating Officer in addition to his new position as President. Mr. Rabin, formerly President, will continue in his role as Chairman of the Board and Chief Executive Officer.
     McClean will continue to be responsible for the direction, coordination and administration of all CMC operations as well as assisting the CEO with strategic planning of business development. McClean will assume his new responsibilities effective immediately.
     McClean joined Commercial Metals Company in 1985 as managing director of its marketing and distribution office in Sydney, Australia. In 1993 he was appointed President of the International Division of the Marketing and Distribution segment. Following his appointment as President of CMC’s Marketing and Distribution segment in 1999, McClean relocated to the Company’s headquarters in Dallas, Texas, and was named Executive Vice President and Chief Operating Officer in September, 2004.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2006-09